Exhibit 99.1

NEWS RELEASE

Media Contact:
Al Butkus -	(816) 467-3616
Media Relations -	(816) 467-3000
Investor Contact:
Neala Clark -	(816) 467-3562

AQUILA NARROWS SECOND QUARTER NET LOSS TO $43.3 MILLION,
DOWN FROM $80.6 MILLION ONE YEAR AGO;
CONTINUES FOCUS ON REGULATED UTILITIES AND FINANCIAL REPOSITIONING

Conference Call and Webcast Are Today at 9:30 a.m. Eastern

        KANSAS CITY, MO, August 5, 2004 – Aquila, Inc. (NYSE: ILA) today reported a fully diluted loss of $.22 per share for the second quarter of 2004, or a net loss of $43.3 million, compared to a loss of $.41 per fully diluted share, or a net loss of $80.6 million, in the 2003 second quarter. Sales for the quarter totaled $335.3 million compared to $367.4 million a year earlier.

        The quarterly results in 2004 included a net pretax gain on sale of assets of $10.4 million, compared to a net pretax loss on sale of assets of $103.0 million in the 2003 quarter. This positive change was partly offset by having no equity in earnings of investments in the 2004 second quarter, due to the sale of Aquila’s investments in independent power plants in March 2004 and its investment in Australia in 2003. In the second quarter of 2003, the company reported $36.6 million of equity in earnings of investments.

        For the six months ended June 30, 2004, the company reported a fully diluted loss of $.49 per share, or a net loss of $95.1 million. Sales totaled $888.5 million for the period. Results for the first half of 2003 were a fully diluted loss of $.68 per share, or a net loss of $132.5 million, while sales totaled $890.2 million.

        “We’ve made steady progress advancing the long-term financial repositioning strategy we began in 2002,” said Richard C. Green, Aquila chairman and chief executive officer. “Aquila today is largely refocused on its domestic, regulated utility business as we continue to wind down the energy merchant portfolio and settle or terminate the various contracts that have been causing negative cash flows for far too many quarters.

        “With our exit from Canada in this year’s second quarter, we completed the sale of the last of our international utility assets,” Green said. “However, we still have plenty of challenging work ahead of us to meet our goal of reestablishing Aquila as a stable, financially strong domestic utility.”

Net Gain on Sale of Assets

        Aquila recorded a net pretax gain on sale of assets of $9.1 million, or $5.7 million after tax, in the second quarter of 2004 as the result of a distribution from the BAF Energy partnership. There was also a $1.3 million gain in the second quarter of 2004 related to the fair value adjustment of target-based put rights of Aquila’s Everest Connections subsidiary.

        In the second quarter of 2003, Aquila had a total net pretax loss on sale of assets of $103.0 million, as shown below:

	Three Months Ended June 30,
In millions	2004	2003

Domestic Utilities	$--	$--

Merchant Services:
Investment in BAF Energy	(9.1)	--
Acadia tolling agreement	--	105.5
Turbines	--	(5.1)

Total Merchant Services	(9.1)	100.4

Corporate and Other:
Australia	--	2.6
Other	(1.3)	--

Total Corporate and Other	(1.3)	2.6

Total net loss (gain) on sale of assets	$(10.4)	$103.0

Asset Sales To Date

        Since early 2002, Aquila has completed a large number of asset sales as part of its program to enhance its liquidity and dispose of non-core assets. On May 31, 2004, the company closed the sale of its Canadian utility businesses to two subsidiaries of Fortis Inc. for approximately $1.08 billion, including the purchasers’ assumption of debt of $113 million.

        Asset sales through June 30, 2004 were as follows:

In millions	Gross Proceeds

2002-2003
Total asset sales in 2002 and 2003	$2,005.1

2004
Marchwood power development project	5.0
Midlands Electricity	55.5
Interests in independent power plants	256.9
Canadian networks	1,080	.0 (a)
Distribution from BAF Energy	24.3

Total asset sales in 2004 through June 30	1,421.7

Total asset sales since 1/1/02	$3,426.8

    (a)        Subject to final adjustments to be determined in the third quarter of 2004.

Liquidity

        Since reporting significant net losses and negative cash flows from operations in 2002, Aquila has had to operate with non-investment grade credit ratings. This has affected the company’s ability to raise capital through traditional financial markets. Aquila has therefore relied primarily on its existing cash position and proceeds from asset sales to meet its capital needs, and expects to continue relying on these sources during the remainder of its restructuring process.

        The following table reflects Aquila’s anticipated cash sources and key short-term contractual obligations for the next 12 months, excluding operating cash flow and capital expenditures:

In millions
Anticipated Cash Sources:
Cash on hand at June 30, 2004	$637.8

Anticipated Debt, Toll and Long-term Gas Contract Requirements:
Current maturities of long-term debt:
Senior notes due October 1, 2004	150.0
Miscellaneous	21.8
Long-term gas contract terminations (a)	71.0
Remaining long-term gas contract commitments and
anticipated termination of APEA II contract	157.9
Elwood tolling agreement	37.3

Total	$438.0

(a)     Termination of APEA III, APEA IV and MGAM contracts, net of escrowed funds as of June 30, 2004.

        Aquila’s remaining cash combined with future operating cash flows will be used for further liability reductions, working capital and capital expenditure requirements.

Collateral

        As of June 30, 2004, Aquila had posted collateral in the form of cash or cash-collateralized letters of credit for the following:

In millions	June 30, 2004

Trustee deposit on senior notes due July 15, 2004	$258.8
Trading positions	173.2
Utility cash collateral requirements	48.6
Tolling agreements	37.8
Insurance and other	33.2

Total Funds on Deposit	$551.6

        On June 30, 2004, Aquila deposited $258.8 million, including accrued interest, with the trustee for its 7.00% series of senior notes due July 15, 2004 in order to economically defease (or void) that obligation as required under the terms of the company’s $430 million three-year secured credit facility. The senior notes were retired on July 15, 2004.

        Collateral requirements for Aquila’s remaining trading positions will fluctuate based on movements in commodity prices and its portfolio position, and will ultimately be returned to the company as the trading positions settle in the future. The company is also required to post collateral to certain commodity and pipeline transportation vendors. The amount fluctuates based on natural gas prices and projected volumetric deliveries. The return of this collateral depends on Aquila achieving a stronger credit profile.

Long-Term Gas Obligations

        On July 19, 2004, Aquila announced its agreement with two sureties, Chubb Group of Insurance Companies and St. Paul Travelers. These companies had sought the discharge of their guarantees of four long-term natural gas supply contracts representing 92 percent of Aquila’s prepaid natural gas obligations. The agreement settles the company’s long-standing litigation with two Chubb companies and a demand by St. Paul Travelers to support its surety bonds.

        Aquila will provide $485 million (on a net basis) to Chubb in support of the surety bonds for two contracts. As a result of Aquila’s settlement with Chubb, the U.S. District Court for the Western District of Missouri dismissed the litigation between the two companies.

        To support the St. Paul Travelers surety bond on one gas contract, Aquila has provided $90 million in escrow for the benefit of St. Paul Travelers. This settlement further required Aquila to place an additional $25 million in escrow to support the surety bond executed by St. Paul Travelers on another contract and take additional actions in the coming months to support the remaining position under this bond.

        Aquila terminated its long-term natural gas supply contract with the Municipal Gas Authority of Mississippi (MGAM) which was guaranteed by St. Paul Travelers, on July 30, 2004, and Aquila has initiated a process to terminate the two long-term natural gas supply contracts in its unregulated business portfolio, guaranteed by Chubb as described above. The MGAM termination and the eventual termination of the other two contracts represent 75 percent of Aquila’s long-term natural gas supply contract obligations.

Domestic Utilities

        Domestic Utilities reported earnings before interest and taxes (EBIT) of $9.6 million in the second quarter of 2004, compared to $10.9 million in the second quarter of 2003. Gross profit rose $2.3 million, reflecting an electric rate increase in Colorado effective in July 2003, electric and gas rate increases in Missouri effective in April 2004, and gas rate increases in Nebraska effective in January 2004. These were offset by higher costs for fuel and purchased power. Gross profit from non-regulated gas sales decreased by $1.3 million, primarily due to the sale of certain non-regulated gas pipeline and gathering operations in August 2003.

Pending Rate Actions

        Aquila has taken a number of regulatory steps to seek appropriate rate relief in states where it operates. In December 2003, the company made a limited rate filing in Colorado in order to recover approximately $11.4 million in ongoing costs for capital improvements that occurred in 2003 or will occur in 2004. Aquila reached a settlement with the Colorado Public Utilities Commission staff and intervenors in July 2004 for an $8.2 million rate increase. The settlement also included a modification of the Incentive Clause Adjustment (ICA). The ICA was previously based on an arrangement that allowed the company to experience 25 percent of the variability of energy costs. The modification will eliminate this 25 percent variability and revert to the more traditional type of energy adjustment clause. This settlement is subject to approval by the Colorado Commission.

        In June 2004, the company filed for a rate increase totaling $19.2 million for its electric territories in Kansas in order to recover infrastructure improvements and increased maintenance and operating costs. Hearings are expected to be held in December 2004 with rates effective by February 2005. Aquila also filed a request for $10.0 million of the Kansas electric rate increase to be effective immediately on an interim basis. The Kansas Corporation Commission has scheduled a hearing on this request for August 18, 2004.

Merchant Services

        Merchant Services reported a loss before interest and taxes of $39.6 million for the 2004 second quarter, compared to a loss of $126.7 million for the 2003 quarter. Gross loss for the second quarter was $35.6 million in 2004 compared to a gross profit of $1.7 million in 2003.

        This year’s second quarter loss reflects approximately $6.1 million of non-cash losses related to the discounting of Aquila’s remaining trading portfolio, primarily driven by long-term gas contracts; margin losses of $10.3 million related to the delivery of gas under long-term gas contracts; net fixed capacity payments of $8.9 million that entitled Aquila to generate power at merchant power plants owned by others but brought minimal revenue because of current conditions in the generation market; and mark-to-market losses and unfavorable settlements of approximately $12.5 million, related to a long-term power supply transaction with New York State Electric and Gas Corp. (NYSEG) and Aquila’s remaining stream flow transaction, which expires in 2006. In May 2004, Aquila settled its obligation under the long-term power supply contract with NYSEG by making a cash payment of $37.7 million to a third party who assumed the contract.

        Operating expense decreased $22.3 million in the 2004 second quarter primarily due to the establishment of a reserve in the second quarter of 2003 related to Aquila’s final settlement with the Commodity Futures Trading Commission in January 2004, and reduced staffing needs to manage remaining trading positions and non-regulated generating assets.

        Equity in earnings of investments for the second quarter decreased $27.7 million compared to a year earlier, mainly due to the sale of Aquila’s independent power plant investments in March 2004.

        Restructuring charges were $18.7 million in the second quarter of 2003 but only $.4 million in the 2004 quarter.

Corporate and Other

        Loss before interest and taxes for Corporate and Other was $12.9 million in the second quarter of 2004 compared to earnings before interest and taxes of $37.0 million in the 2003 quarter.

        Operating expense increased by $8.3 million due to the settlement of a shareholder lawsuit regarding appraisal rights in the 2002 buyout of Aquila Merchant shares, and the exit from international network investments. These costs were partially offset by a $7.2 million decrease in restructuring consulting fees, insurance and other costs. Also, the second quarter of 2003 included the allocation to Merchant Services of $5.0 million of provisions for claims and other regulatory reviews.

        The sale of Aquila’s international utility investments decreased operating expenses by $3.7 million. Equity in earnings decreased $8.9 million in 2004 compared to 2003 due to the sale of investments in Australia in May and July 2003. Other income (expense) decreased $38.3 million, mainly due to $35.0 million of foreign currency gains recognized in 2003 from favorable movements in the Australian and New Zealand dollars against the U.S. dollar.

Discontinued Operations

        On May 31, 2004, Aquila completed the sale of its Canadian utility operations to two wholly-owned subsidiaries of Fortis Inc. for approximately $1.08 billion, including the purchasers’ assumption of debt of $113 million. The closing proceeds included $85 million of preliminary adjustments for working capital and capital expenditures as provided under the sale agreements. These proceeds are subject to final adjustments which are expected to be determined in the third quarter of 2004. Aquila recorded a pretax gain from this sale of $65.7 million, or $9.2 million after tax, in the second quarter of 2004, subject to adjustment for final working capital and capital expenditure adjustments.

        Prior to the sale’s closing, Aquila retired debt related to the Canadian utility operations, consisting of $215 million under a 364-day credit facility and $15 million under a revolving bank credit facility.

        Total income from discontinued operations, net of tax, for the second quarter of 2004 was $23.8 million, or $.12 per fully diluted share, compared to $24.7 million or $.13 per share a year earlier.

Income Tax Benefit

        Aquila’s income tax benefit for the second quarter of 2004 decreased by $5.2 million compared to a year earlier. The decrease was primarily the result of lower losses before income taxes in 2004 compared to 2003. This was partially offset by tax benefits not being recognized on certain 2003 losses as a result of adjustment for unrealizable tax benefits.

Conference Call, Webcast and Additional Information

        Today at 9:30 a.m. Eastern Time, Aquila will host a conference call and webcast in which senior executives will review 2004 second quarter results. Participants will be Chief Executive Officer Richard C. Green, Chief Operating Officer Keith Stamm and Chief Financial Officer Rick Dobson.

        To access the live webcast via the Internet, go to Aquila’s website at www.aquila.com and click on “Investor Information” and then the link to the webcast. Listeners should allow at least five minutes to register and access the presentation. For those unable to listen to the live broadcast, online replays will be available for two weeks at the same location on the website (“Investor Information”), beginning approximately two hours after the presentation. Replay also will be available by telephone through August 12 at 800-405-2236 in the United States, and at 303-590-3000 for international callers. Callers need to enter the access code 11003033 when prompted.

        The company filed its second quarter report on Form 10-Q yesterday. The report and other current and historical financial information are available at www.aquila.com. Click on “Annual/Quarterly Reports” in the “Investor Information” section.

        Based in Kansas City, Missouri, Aquila operates electricity and natural gas distribution utilities serving customers in Colorado, Iowa, Kansas, Michigan, Minnesota, Missouri and Nebraska. The company also owns and operates power generation assets. At June 30, 2004, Aquila had total assets of $6.6 billion. More information is available at www.aquila.com.

“EBIT”

        Aquila uses the term “earnings before interest and taxes (EBIT)” as a performance measure for segment financial analysis. The term is not meant to be considered an alternative to net income or cash flows from operating activities, which are determined in accordance with generally accepted accounting principles. In addition, the term may not be comparable to similarly titled measures used by other companies.

AQUILA, INC.

Consolidated Statements of Income

	3 Mos. Ended June 30,		6 Mos. Ended June 30,
In millions, except per share amounts	2004	2003	2004	2003

Sales	$335.3	$367.4	$888.5	$890.2
Cost of sales	222.3	219.6	654.2	632.8

Gross profit	113.0	147.8	234.3	257.4

Operating expenses:
Operating expenses	133.8	145.4	251.6	281.7
Restructuring charges	.6	20.8	.9	27.1
Net loss (gain) on sale of assets	(10.4)	103.0	21.7	100.8
Depreciation and amortization expense	36.4	37.5	74.8	85.2

Total operating expenses	160.4	306.7	349.0	494.8

Other income (expense):
Equity in earnings of investments	--	36.6	2.1	61.1
Other income	4.5	43.5	6.0	63.3

Total other income (expense)	4.5	80.1	8.1	124.4

Earnings (loss) before interest and taxes	(42.9)	(78.8)	(106.6)	(113.0)

Interest expense	63.5	71.0	127.8	131.8

Loss from continuing operations before income
taxes	(106.4)	(149.8)	(234.4)	(244.8)
Income tax benefit	(39.3)	(44.5)	(82.7)	(75.1)

Loss from continuing operations	(67.1)	(105.3)	(151.7)	(169.7)
Earnings from discontinued operations, net of tax	23.8	24.7	56.6	37.2

Net loss	$(43.3)	$(80.6)	$(95.1)	$(132.5)

Weighted average shares outstanding - diluted	195.6	194.6	195.5	194.3

Loss per share from continuing operations - diluted
	$(.34)	$(.54)	$(.78)	$(.87)
Earnings (loss) per share from
discontinued operations - diluted	.12	.13	.29	.19

Net loss per share - diluted	$(.22)	$(.41)	$(.49)	$(.68)

AQUILA, INC.

Earnings (Loss) Before Interest and Taxes (EBIT)

	3 Months Ended June 30,		Favorable
In millions	2004	2003	(Unfavorable)

Domestic Utilities	$9.6	$10.9	$(1.3)
Merchant Services	(39.6)	(126.7)	87.1
Corporate and Other:
International Networks	(3.9)	9.1	(13.0)
Communications	1.3	(1.4)	2.7
Quanta Services	--	.5	(.5)
Corporate	(10.3)	28.8	(39.1)

Total Corporate and Other	(12.9)	37.0	(49.9)

Total EBIT	(42.9)	(78.8)	35.9
Interest expense	63.5	71.0	7.5

Loss from continuing operations
before income taxes	$(106.4)	$(149.8)	$43.4

	6 Months Ended June 30,		Favorable
In millions	2004	2003	(Unfavorable)

Domestic Utilities	$73.0	$85.9	$(12.9)
Merchant Services	(165.9)	(234.6)	68.7
Corporate and Other:
International Networks	.3	13.3	(13.0)
Communications	1.1	(5.6)	6.7
Quanta Services	--	.3	(.3)
Corporate	(15.1)	27.7	(42.8)

Total Corporate and Other	(13.7)	35.7	(49.4)

Total EBIT	(106.6)	(113.0)	6.4
Interest expense	127.8	131.8	4.0

Loss from continuing operations
before income taxes	$(234.4)	$(244.8)	$10.4

AQUILA, INC.

Consolidated Balance Sheets

	June 30,	December 31,
In millions	2004	2003

ASSETS
Cash and cash equivalents	$637.8	$601.7
Restricted cash	775.1	249.2
Accounts receivable, net	416.1	598.4
Price risk management assets	358.5	311.0
Other current assets	858.2	726.6
Current assets of discontinued operations	--	231.9

Total current assets	3,045.7	2,718.8

Property, plant and equipment, net	2,754.5	2,752.7
Investments in unconsolidated subsidiaries	3.1	312.9
Price risk management assets	518.7	492.6
Other assets	313.3	382.9
Non-current assets of discontinued operations	8.7	1,059.2

Total Assets	$6,644.0	$7,719.1

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt	$421.8	$414.8
Accounts payable	328.1	488.2
Price risk management liabilities	327.2	290.1
Other current liabilities	708.2	699.7
Current liabilities of discontinued operations	--	368.5

Total current liabilities	1,785.3	2,261.3

Long-term debt, net	2,206.8	2,291.2
Deferred income taxes and credits	270.2	376.2
Price risk management liabilities	433.6	383.5
Long-term gas contracts, net	542.7	586.3
Other liabilities	183.4	273.9
Non-current liabilities of discontinued operations	--	187.4
Common shareholders' equity	1,222.0	1,359.3

Total Liabilities and Shareholders' Equity	$6,644.0	$7,719.1

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